For the semi-annual period ended (a) 12/31/96
File File number (c)811-6334

                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders

                               EXHIBITS

     A  special Meeting of Shareholders was called
for   October  30,  1996.   At  such  meeting  the
shareholders approved the following proposals:

      1)  Approval that Eugene C. Dorsey,  Douglas
          H.  McCorkindale, Thomas T.  Mooney  and
          Richard  A. Redeker are duly elected  to
          serve as Trustees of the Trust until the
          earlier to occur of (i) the next meeting
          of  Shareholders at which  Trustees  are
          elected  and until his or her  successor
          shall  have been duly elected and  shall
          have   qualified  or  (ii)  their  terms
          expire in accordance with the Trustee's retirement policy.

                              Affirmative
                              Votes           Cast
     Votes Withheld

     Eugene     C.     Dorsey            1,871,016
     76,359
     Douglas     H.    McCorkindale      1,871,016
     76,359
     Thomas     T.     Mooney            1,868,902
     76,473
     Richard     A.    Redeker           1,870,379
     76,995

      2)  Approval   of  the  elimination   of   a
          fundamental  investment  restriction  of
          the   Trust   relating   to   unseasoned
          issuers, as described in the Fund's proxy statement.

          For                              Against
Abstain
          1,509,184                        166,137
157,946

      3)  Approval of the selection of Deloitte  &
          Touche LLP as independent accountants for the Trust conditioned upon the right by vote of a majority of such Trust's outstanding voting shares at any meeting called for the purpose to terminate such employment forthwith without penalties.

          For                              Against
Abstain
          1,827,808                         28,633
90,934